                                                                     EXHIBIT 4.3

                               FIRST AMENDMENT TO

                         1996 SPECIAL STOCK OPTION PLAN

         WHEREAS, UICI maintains the 1996 Special Stock Option Plan (the "Plan"); and

         WHEREAS, UICI now deems it desirable to amend the Plan;

         NOW, THEREFORE, by virtue and in exercise of the amending authority reserved to UICI in Section 7 of the Plan, the Plan is hereby amended in the following particulars:

         1. By deleting paragraph 4(d) of the Plan and substituting the following new paragraph therefore:

            "(d) How Options are Exercised; Payment Upon Exercise of Options. The option holder may exercise an option granted hereunder by giving written notice to the Company specifying the number of shares to be purchased and payment of the full purchase price for the shares being purchased. Upon exercise of an option, the option price for the shares to be purchased shall be paid for, at the election of the optionee:

            (1) In cash;

            (2) By tendering shares of previously-owned Common Stock that have been held by the optionee for at least six months with a fair market value (calculated at the closing price at which the Common Stock is traded on the day of tender) equal to the total exercise price;

            (3) By a recourse loan from the Company to the optionee for the amount of the total exercise price. The terms of the note or loan agreement shall be determined by the Committee, interest shall not exceed prime plus 1% at the time of the loan, and the principal and interest shall not be due thereunder until at least the end of the twelfth (12th) month after the date of the loan or one (1) month after termination of employment, whichever is earlier; or

            (4) By any combination of the above."

         2, By adding the following paragraph as new paragraph 4(f) of the Plan:

         "(f) Withholding Taxes. Exercise of an option under the Plan is contingent on the optionee's satisfaction of all applicable withholding taxes with respect to such exercise. Such taxes shall be paid (i) in cash, (ii) by having the Company withhold a number of the optioned shares sufficient to satisfy the Company's minimum statutory federal, state, local and employment tax withholding obligations with respect to the option exercise, (iii) by the optionee's tender of previously-owned shares of Common Stock (valued at the closing price of the Common Stock on the tender date); provided, however, tender of previously-owned shares to pay withholding taxes in excess of the Company's minimum statutory withholding obligation shall be permitted only if the optionee has owned such shares at least six months, or (iv) in any combination of the foregoing, provided that the Committee determines such payment will not result in a charge to earnings for financial accounting purposes."

         IN WITNESS WHEREOF, UICI has caused this amendment to be executed effective as of June 27, 2003.

                                    UICI


                                    /s/ GLENN W. REED
                                    -------------------------------------------
                                    Glenn W. Reed
                                    Executive Vice President and General Counsel

                                      UICI

                         1996 SPECIAL STOCK OPTION PLAN
                                 (NON-QUALIFIED)

         UICI, a Delaware corporation ("UICI" or the "Company"), hereby establishes the 1996 Special Stock Option Plan (the "Plan").

1.       PURPOSE OF PLAN

                  The purpose of the Plan, established the 6th day of November, 1996, is to provide non-qualified stock options to those employees of AMLI Realty Co. ("AMLI") surrendering their current AMLI non-qualified stock options for cancellation pursuant to a Stock Exchange Agreement entered into October 15, 1996 between UICI and AMLI (the "Agreement").

2.       STOCK SUBJECT TO THE PLAN

                  The total number of shares of Common Stock of the Company for which options are to be granted under this Plan is 91,150 shares. Any option granted hereunder shall be forfeited if not exercised before the Expiration Date.

3.       ELIGIBILITY

                  The options are granted to those individuals set forth on Exhibit A attached hereto, and are granted subject to the consummation of the stock exchange contemplated by the Agreement.

4.       TERMS AND CONDITIONS OF STOCK OPTIONS

                  All options granted under this Plan shall be subject to all the applicable provisions of the Plan, including the following terms and conditions:

                           (a) Option Price. The option price shall be as set
                  forth opposite the option holder's name on Exhibit A attached hereto and made a part hereof.

                           (b) When Options Expire. No option shall be
                  exercisable after the Expiration Date. The Expiration Dates for the options granted hereunder are set forth opposite the option holder's name on Exhibit A attached hereto and made a part hereof.


1996 SPECIAL STOCK
OPTION PLAN                                                               PAGE 3

                           (c) When Options Become Exercisable. The options
                  granted pursuant to this Plan are exercisable under the same terms as they were under the applicable AMLI Option Award Agreement.

                           (d) How Options Are Exercised; Payment Upon Exercise
                  of Options. The option holder may exercise an option granted hereunder by giving written notice to the Company specifying the number of shares to be purchased and accompanied by a check or money order payable to the Company in the full amount due upon exercising the option.

                           To assist the option holder in exercising all or any
                  portion of any options granted under the Plan, the Company agrees to lend to option holder a sum of money equal to the option price minus $.01 per share par value for the shares being purchased, such loan to bear interest at a rate of 2% under the prime commercial lending rate of Texas Commerce Bank, N.A., Dallas, Texas, with a ten year amortization rate and a balloon after five years, payable quarterly in arrears. This loan is to be secured by the UICI stock purchased with the loan.

                           (e) Options Not Transferable. The option by its terms
                  shall be personal and shall not be transferable by the optionee other than by will or by the laws of descent and distribution. During the lifetime of an optionee, the option shall be exercisable only by him, or by a duly appointed legal representative.

5.       RIGHTS OF OPTIONEES

                  (a) No person shall have any rights or claims under the Plan except in accordance with the provisions of the Plan.

                  (b) Nothing contained in the Plan shall be deemed to give any optionee the right to a continuance of any relationship with the Company or its subsidiaries.

6.       CHANGES IN CAPITAL

                  If the outstanding Common Stock of the Company subject to the Plan shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation or other corporate reorganization in which the Company is the surviving corporation, the number of kind of shares subject to this Plan and the option prices shall be appropriately and equitably adjusted so as to maintain the option price thereof. In the event of a dissolution or liquidation of the Company or a merger, consolidation, sale of all or substantially all of its assets, or other


1996 SPECIAL STOCK
OPTION PLAN                                                               PAGE 4
         corporate reorganization in which the Company is not the surviving Corporation, or any merger in which the Company is the surviving corporation but the holders of its Common Stock receive securities of another corporation, there shall be substituted for any outstanding options hereunder a new option by the surviving corporation, pursuant to which optionees shall receive not less than substantially the same economic benefit as they would have received under the Plan. The existence of the Plan or options hereunder shall not in any way prevent any transaction described herein, and no holder of an option shall have the right to prevent such transaction.

7.       AMENDMENTS

                  The Board of Directors of the Company may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of any holder of an option theretofore granted, without his consent.


                                             /s/ RONALD L. JENSEN
                                             -----------------------------------
                                             Ronald L. Jensen
                                             Chairman of the Board of Directors
                                             of the Company and Chairman of the
                                             Stock Option Committee













1996 SPECIAL STOCK
OPTION PLAN                                                               PAGE 5

                                   EXHIBIT "A"

                                 Number          Exercise        Expiration
Name                           of Options         Price             Date
----                          ------------     ------------     ------------

John E. Allen                       17,624     $      12.43         01/15/04

David C. Lambert                     8,124     $      12.43         01/15/04

Gregory T. Mutz                     35,937     $      12.43         01/15/04

Allan J. Sweet                      11,841     $      12.43         01/15/04

Allan J. Sweet                       7,435     $      13.08         04/01/97

Philip N. Tague                      8,124     $      12.43         01/15/04

Mason Zimmerman                      2,065     $      20.87         01/15/02



1996 SPECIAL STOCK
OPTION PLAN                                                               PAGE 4